Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Campus Crest Communities, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3, as amended, (No. 333-177648 and No. 333-177646) and on Form S-8 (No. 333-169958) of Campus Crest Communities, Inc. of our report dated March 9, 2012, with respect to the combined statement of revenue and certain expenses of The Grove at Huntsville and The Grove at Statesboro for the period from August 1, 2010 (inception of operations) through December 31, 2010, which report appears in the Form 8-K/A of Campus Crest Communities, Inc. dated March 9, 2012.

/s/ KPMG LLP

Atlanta, Georgia

March 9, 2012